Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

September 5, 2012

Simulations Plus Reports Preliminary Revenues for

Fourth Fiscal Quarter and FY2012

Pharmaceutical Software and Services Revenues Increase 14.9% for Record 4th Quarter,

up 8.1% for the Record Fiscal Year

LANCASTER, CA, September 5, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its fourth fiscal quarter of fiscal year 2012, ended August 31, 2012 (4QFY12), and for the entire fiscal year 2012 (FY12).

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 4QFY12 and for the entire fiscal year 2012. Net income will not be known until income taxes have been determined and our auditors review our Annual Report on Form 10K for FY12. We expect to file our 10K with the U.S. Securities and Exchange Commission on or before the November 30, 2012 deadline.”

Preliminary results for the quarter:

•	This was the Company’s 20th consecutive profitable quarter, and the 42nd of the last 44 quarters
•	Preliminary revenues for the pharmaceutical software and services portion of the business increased to a new fourth quarter record of $1.640 million, compared to $1.427 million in 4QFY11.
•	This represents an increase of 14.9% over 4QFY11.
•	Approximately 34% of 4QFY12’s pharmaceutical software and services business was from new customers.
•	Although consulting and collaborations revenues were about $8,000 less than 4QFY11, the Company has closed the gap from earlier quarters this year with approximately $74,000 from its two new funded collaborations that began this quarter.
•	Cash at the end of the quarter was $12.7 million after a dividend distribution of just under $800,000 in August, and a total dividend distribution of just under $2.4 million during the fiscal year.

Preliminary results for the entire fiscal year:

•	Preliminary revenues for the pharmaceutical software and services portion of the business increased to a new fiscal year record of $9.449 million in FY12, compared to $8.739 million in FY11.
•	This represents an increase of 8.1% over FY11.

•	Approximately 21% of FY12 pharmaceutical software and services business was from new customers.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Our pharmaceutical software and services business continues to accelerate. This was a new record fourth quarter for pharmaceutical revenues. Our new funded collaborations have added to our high annual software license renewal rate and continued strong sales growth for our pharmaceutical software and services.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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